UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): January 17, 2003


                                     WYETH
          -----------------------------------------------------------
              (Exact Name of registrant specified in its charter)


           Delaware                    1-1225               13-2526821
      -----------------          -----------------      -----------------
 (State or other Jurisdiction    (Commission File       (I.R.S. Employer
       of Incorporation)              Number)          Identification No.)


          Five Giralda Farms
              Madison, NJ                                 07940
- ---------------------------------------    -----------------------------------
(Address of principal executive offices)               (Zip Code)


                 Registrant's telephone number: (973) 660-5000





Item 2.   Acquisition or Disposition of Assets

Prior to July 15, 2002, Wyeth (the "Company" or the "Registrant") was the beneficial owner of 223,378,088 shares of common stock, par value $0.01 per share (the "Immunex Common Stock"), of Immunex Corporation, a Washington corporation ("Immunex").

On July 15, 2002, Amgen Inc., a Delaware corporation ("Amgen"), completed its acquisition of Immunex pursuant to the Amended and Restated Agreement and Plan of Merger dated as of December 16, 2001 among Amgen, AMS Acquisition Inc., a wholly owned subsidiary of Amgen ("Merger Sub"), and Immunex, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger dated as of July 15, 2002 (the "Merger Agreement"). Pursuant to the Merger Agreement, Immunex was merged with and into Merger Sub (the "Merger"), with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Amgen, and each share of Immunex Common Stock outstanding at the effective time of the Merger was converted into the right to receive 0.44 of a share of Amgen common stock, par value $0.0001 per share (the "Amgen Common Stock"), and $4.50 in cash.

As a result of the Merger, the Company exchanged all of its shares of Immunex Common Stock for 98,286,358 shares of Amgen Common Stock, representing approximately 7.7% of Amgen's outstanding common stock, and approximately $1.005 billion in cash. The Amgen Common Stock that the Company received in the Merger is subject to a Stockholders' Rights Agreement, dated as of December 16, 2001 (the "Stockholders' Agreement"), by and among Amgen, the Company and two wholly owned subsidiaries of the Company. Pursuant to the Stockholders' Agreement, which became effective upon the issuance of the Amgen Common Stock to the Company, the Company and such wholly owned subsidiaries agreed to certain standstill, voting, lock-up and sale volume limitation provisions with respect to the Amgen Common Stock, including a provision prohibiting the Company, without the consent of Amgen, from disposing of greater than an aggregate of 20,000,000 shares of Amgen Common Stock in any calendar quarter, subject to certain exceptions, including the right to request a limited number of underwritten offerings.

Following the expiration of the 90-day lock-up period, during which the Company agreed pursuant to the Stockholder's Agreement not to sell any of its shares of Amgen Common Stock, the Company commenced selling its holdings of Amgen Common Stock, and in the fourth quarter, obtained the consent of Amgen to exceed the sale limitation for such quarter as reported in a Current Report on Form 8-K filed on December 12, 2002. As reported, as of December 9, 2002, the Company had sold 48,750,000 shares of Amgen Common Stock generating gross proceeds of approximately $2.3 billion and had subsequently sold an additional 5,990,000 shares of Amgen Common Stock. As of December 11, 2002, the Company held 43,546,358 shares of Amgen Common Stock, representing approximately 3.4% of the outstanding shares of Amgen Common Stock based upon the number of outstanding shares reported in Amgen's most recent Quarterly Report on Form 10-Q.

Since December 11, 2002, the Company continued selling its holdings of Amgen Common Stock after obtaining the consent of Amgen to exceed the sale limitations set forth in the Stockholder's Agreement for the first quarter and as of January 17, 2003 had sold an additional 46,614,400 shares of Amgen Common Stock generating gross proceeds of approximately $2.386 billion. The Company subsequently sold the remaining 2,921,958 shares of Amgen Common Stock. As of January 21, 2003, the Company holds no shares of Amgen Common Stock. Total proceeds for all sales of Amgen Common Stock were approximately $4.8 billion.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     WYETH



                                     By:  /s/ Jack M. O'Connor
                                        --------------------------------------
                                        Name:  Jack M. O'Connor
                                        Title: Vice President and Treasurer

Date:  January 27, 2003